Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-202246 on Form S-3 and (Nos. 333-76496, 333-159394, 333-162648, 333-182284, 333-188674, and 333-205842) on Form S-8 of Halliburton Company of our report dated February 25, 2015, relating to the consolidated financial statements of Baker Hughes Incorporated and subsidiaries, and the effectiveness of Baker Hughes Incorporated and subsidiaries' internal control over financial reporting, appearing in the Baker Hughes Incorporated Annual Report on Form 10-K for the year ended December 31, 2014, and incorporated into this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP
Houston, Texas
October 26, 2015